Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333- 230955) on Form S-8 and registration statement (No. 333-259304) on Form F-3 of CNFinance Holdings Limited of our report dated April 25, 2023, with respect to the consolidated financial statements of CNFinance Holdings Limited, its subsidiaries and variable interest entities.

/s/ KPMG Huazhen LLP

Guangzhou, China

April 25, 2023